Exhibit 10.15

PUBLIC STORAGE

2016 EQUITY AND PERFORMANCE-BASED INCENTIVE COMPENSATION PLAN

STOCK UNIT AGREEMENT

THIS STOCK UNIT AGREEMENT (the “Agreement”) is made as of the ____ day of _________, 201__, (the “Grant Date”), by and between Public Storage (the “Trust”), and __________________ (the “Grantee”).  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Trust’s 2016 Equity and Performance-Based Incentive Compensation Plan (as amended from time to time, the “Plan”).

WHEREAS, the Board of Trustees of the Trust has duly adopted, and the shareholders of the Trust have duly approved, the Plan, which provides for the grant to Service Providers of Stock Units relating to common shares of beneficial ownership of the Trust, par value $.10 per share (the “Stock”), which may be granted from time to time as the Committee so determines; and

WHEREAS, the Trust has determined that it is desirable and in its best interests to grant to the Grantee, pursuant to the Plan, Stock Units relating to a certain number of shares of Stock as compensation for services rendered to the Trust, and/or in order to provide the Grantee with an incentive to advance the interests of the Trust, all according to the terms and conditions set forth herein.

NOW,  THEREFORE, in consideration of the mutual benefits hereinafter provided, and each intending to be legally bound, the Trust and the Grantee hereby agree as follows:

1.	GRANT OF STOCK UNITS.

Subject to the terms of the Plan (the terms of which are incorporated by reference herein), the Trust hereby grants to the Grantee ________ Stock Units, on the terms and subject to the conditions hereinafter set forth.

2.	VESTING OF STOCK UNITS.

2.1.Service Requirement.

Rights in respect of [   ]% of the number of Stock Units specified in Section 1 above shall vest on each of the first [   ] anniversary[ies] of the Grant Date [or insert vesting schedule], provided that the Grantee is in Service on the applicable vesting date.  The period during which the Stock Units have not vested and therefore are subject to a substantial risk of forfeiture is referred to below as the “Restricted Period.”

2.2.	Restrictions on Transfer.

The Grantee may not sell, transfer, assign, pledge or otherwise encumber or dispose of the Stock Units.

2.3.	Delivery of Shares.

When a portion of the Stock Units shall vest pursuant to Section 2.1, the Trust shall deliver to the Grantee a certificate or electronic confirmation of ownership, as applicable, for the number of shares of Stock represented by the Stock Units which have vested.  Upon the issuance of the shares, Grantee’s payment of the aggregate par value of the shares delivered to Grantee will be deemed paid by Grantee’s past services to the Trust or its Affiliates.

3.	TERMINATION OF SERVICE.

Upon the termination of the Grantee’s Service other than by reason of death or Disability, any Stock Units held by the Grantee that have not vested shall terminate immediately, and the Grantee shall forfeit any rights with respect to such Stock Units.  If the Grantee’s Service is terminated because of his or her death or Disability, all

Stock Units granted to the Grantee pursuant to this Agreement that have not previously vested shall immediately be vested.

4.	DIVIDEND AND VOTING RIGHTS.

The Grantee shall have none of the rights of a shareholder with respect to the Stock Units.  Notwithstanding the foregoing, the Grantee shall be entitled to receive, upon the Trust’s payment of a cash dividend on its outstanding shares of Stock, a cash payment for each Stock Unit held as of the record date for such dividend equal to the per-share dividend paid on the shares of Stock, which cash payment shall be made at the same time as the Trust’s payment of a cash dividend on its outstanding shares of Stock.

5.	WITHHOLDING OF TAXES.

The Trust and any Affiliates shall have the right to deduct from payments of any kind otherwise due to the Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the termination of the Restricted Period with respect to the Stock Units.  At the termination of the Restricted Period, the Grantee shall pay to the Trust any amount that the Trust may reasonably determine to be necessary to satisfy such withholding obligation.  Subject to the prior approval of the Trust, which may be withheld by the Trust in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Trust to withhold shares of Stock otherwise deliverable or (ii) by delivering to the Trust shares of Stock already owned by the Grantee.  The shares of Stock so delivered or withheld shall have a Fair Market Value equal to such withholding obligations.  The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Trust as of the date that the amount of tax to be withheld is to be determined.  A Grantee who has made an election pursuant to this Section 5 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

6.	DISCLAIMER OF RIGHTS.

No provision of this Agreement shall be construed to confer upon the Grantee the right to continue in Service, or to interfere in any way with the right and authority of the Trust or any Affiliate either to increase or decrease the compensation of the Grantee at any time, or to terminate the Grantee’s Service.

7.	DATA PRIVACY.

To administer the Plan, the Trust may process personal data about the Grantee. Such data includes, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about the Grantee such as home address and business addresses and other contact information, and any other information that might be deemed appropriate by the Trust to facilitate the administration of the Plan.  By accepting this grant, the Grantee hereby gives express consent to the Trust to process any such personal data. Grantee also gives express consent to the Trust to transfer any such personal data outside the country in which Grantee works, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who will include the Trust and other persons who are designated by the Trust to administer the Plan.

8.	CONSENT TO ELECTRONIC DELIVERY OF MATERIALS.

The Trust may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant, Grantee agrees that the Trust may deliver the Plan prospectus and any annual reports to Grantee in an electronic format. If at any time Grantee would prefer to receive paper copies of these documents, as Grantee is entitled to, the Trust would be pleased to provide copies. Grantee will contact the Trust’s Legal Department to request paper copies of these documents.

9.	INTERPRETATION OF THE AGREEMENT.

All decisions and interpretations made by the Committee with regard to any question arising under the Plan or this Agreement shall be binding and conclusive on the Trust and the Grantee and any other person.  In the event that there is any inconsistency between the provisions of this Agreement and of the Plan, the provisions of the Plan shall govern.

The grant of Stock Units under this Agreement is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance with Section 409A of the Code.  The Trust, however, will have no liability to the Grantee if Section 409A is determined to apply and adversely affects Grantee.

10.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of Maryland (but not including the choice of law rules thereof).

11.	BINDING EFFECT.

Subject to all restrictions provided for in this Agreement and by applicable law, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, transferees and assigns.

12.	CLAWBACK.

The Stock Units shall be subject to mandatory repayment by the Grantee to the Trust to the extent the Grantee is, or in the future becomes, subject to (i) any Trust “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable laws, or (ii) any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws.

13.	ENTIRE AGREEMENT.

This Agreement and the Plan constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.  Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated except by a written instrument signed by the Trust and the Grantee; provided, however, that the Trust unilaterally may waive any provision hereof in writing to the extent that such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GRANTEE:	PUBLIC STORAGE

_____________________________________________	__________________________________________
Name:	Name:
Title:

Signature Page to the Stock Unit Agreement